SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 11-K
(Mark One)
[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2003
OR
[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from __________ to __________.
Commission File No. 1-768
CATERPILLAR FOREIGN SERVICE EMPLOYEES' STOCK PURCHASE PLAN (Full title of the Plan)
CATERPILLAR INC. (Name of issuer of the securities held pursuant to the Plan)
100 NE Adams Street, Peoria, Illinois 61629 (Address of principal executive offices)

REQUIRED INFORMATION

Item 1.

The audited statement of assets available for plan benefits as of the end of the latest fiscal year of the Plan is attached hereto as Exhibit A.

Item 2.
The audited statement of changes in assets available for plan benefits for the latest fiscal year of the Plan is attached hereto as Exhibit B.

Item 3.
The statements required by Items 1 and 2 have been prepared in accordance with the applicable financial reporting requirements of ERISA.

Item 4.
The Consent of Independent Accountants is attached hereto as Exhibit C.
SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CATERPILLAR FOREIGN SERVICE EMPLOYEES' STOCK PURCHASE PLAN
CATERPILLAR INC. (Issuer)
March 9, 2004	By:	/s/ F. Lynn McPheeters
		Name:	F. Lynn McPheeters
		Title:	Vice President and Chief Financial Officer

Caterpillar Inc.
Foreign Service Employees'
Stock Purchase Plan
Financial Statements
December 31, 2003 and 2002

Report of Independent Auditors

To the Participants, Investment Plan Committee
and Benefits Funds Committee of the Caterpillar Inc.
Foreign Service Employees' Stock Purchase Plan

In our opinion, the accompanying statement of assets available for benefits and the related statement of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of the Caterpillar Inc. Foreign Service Employees' Stock Purchase Plan (the "Plan") at December 31, 2003 and 2002, and the changes in assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As further discussed in Note 3 to the financial statements, during 2003, management of Caterpillar Inc., the Plan's sponsor, decided to terminate the Plan effective December 31, 2003.

PricewaterhouseCoopers LLP
Peoria, Illinois
March 2, 2004

EXHIBIT A
Caterpillar Inc. Foreign Service Employees' Stock Purchase Plan Statement of Assets Available for Benefits Years Ended December 31, 2003 and 2002
	2003	2002
Investment in Caterpillar Inc. common stock	$2,154,218	$1,028,098
Participant contributions receivable	12,374	9,232
Employer contributions receivable	12,456	4,985

Assets available for benefits	$2,179,048	$1,042,315

The accompanying notes are an integral part of the financial statements

EXHIBIT B
Caterpillar Inc. Stock Purchase Plan Statement of Changes in Assets Available for Benefits For the Years Ended December 31, 2003 and 2002
	2003	2002
Contributions:
Participants	$147,102	$108,471
Employer	147,102	58,491

Total contributions	294,204	166,962

Investment income (loss):
Dividends	33,484	32,206
Net appreciation (depreciation) in fair value of common stock	911,645	(137,944)

Net investment gain (loss)	945,129	(105,738)

Deductions:
Participant withdrawals	(102,600)	(394,508)

Increase (Decrease) in net assets available for benefits	1,136,733	(333,284)

Net assets available for benefits:
Beginning of year	1,042,315	1,375,599

End of year	$2,179,048	$1,042,315

The accompanying notes are an integral part of the financial statements

Caterpillar Inc.
Foreign Service Employees'
Stock Purchase Plan
Notes to Financial Statements
December 31, 2003 and 2002

1. Plan description

The following description of the Caterpillar Inc. Foreign Service Employees' Stock Purchase Plan ("the Plan") provides only general information. Employees should refer to the Plan agreement for a more complete description of the Plan's provisions.

General
The Plan is a contributory defined contribution plan established by Caterpillar Inc. (the "Company") to enable eligible U.S. Foreign Service Employees of the Company and its subsidiaries (the "participating employers") to acquire ownership interests in the Company through purchases of its common stock. As further discussed in Note 3, the Plan has been terminated effective December 31, 2003.

Participation
Generally, U.S. Foreign Service Employees of the participating employers who meet certain age, service and citizenship or residency requirements, and are ineligible to make contributions under the Employees' Investment Plan adopted by the Company, are eligible to participate in the Plan. Participation commences upon an eligible employee filing an application with the Investment Plan Committee. Participating eligible employees (the "participants") may acquire ownership interests in the Company through purchases of its common stock.

Participant accounts
The Plan maintains two accounts for each participant. The participant's account is credited with the participant's contribution. The employer account of each participant is credited with the employer's contribution. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested accounts.

Contributions
Participant contributions are made through after-tax payroll deductions based on a percentage (2%-6%) of total earnings as elected by the participant. Participants with 25 or more years of service with the employers may contribute an additional 1%-4% of earnings.

In 2002, employer contributions were 50%, 66-2/3% or 80% of participant contributions (up to 6% of earnings), based on the participant's years of service. Effective January 1, 2003, employer contributions are equal to 100 percent of the employee contributions up to a maximum of 6 percent of base pay contributed by the employee.

Investment programs
Contributions are invested entirely in Caterpillar Inc. common stock. Cash dividends and other cash proceeds with respect to the Company shares held in the accounts of a participant shall be credited to such accounts and shall be reinvested in Company Shares as soon as practicable after the close of the calendar month in which received in the same manner as an employer contribution for such stock.

Vesting and distribution provisions
Participants are immediately fully vested at all times in participant and employer contributions and earnings thereon.

A participant may elect at any time to withdraw all Company shares in his participant account and employer account. All fractional interests in Company shares are distributed in cash.

Administration
The Plan is administered by the Investment Plan Committee, which is responsible for nonfinancial matters, and the Benefits Funds Committee, which is responsible for financial aspects of the Plan. Caterpillar Inc. and the Benefit Funds Committee have entered into trust agreements with The Northern Trust Company to receive contributions, administer the assets of the Plan and distribute participant withdrawals pursuant to the Plan.

Risks and uncertainties
The Plan provides solely for investments in the Company's common stock. Investment securities are exposed to various risks, including market risk. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities could occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.

2. Summary of significant accounting policies

Basis of accounting
The Plan's accounts are maintained on the accrual basis of accounting.

Investments
The Plan's investments are stated at fair value. Caterpillar Inc. common stock is valued at quoted market prices. Dividends are recorded on the ex-dividend date. The Plan presents in the statement of changes in assets available for benefits the change in fair value of the Plan's investments which consists of the realized gains and losses and the unrealized appreciation/(depreciation) on those investments. Purchases and sales of securities are reported on a trade date basis.
	2003		2002
	Shares	Dollars	Shares	Dollars
Beginning balance	22,487	$1,028,098	26,000	$1,358,497
Purchases	4,931	283,591	3,533	169,847
Dividends reinvested	567	33,484	666	32,206
Withdrawals	(2,042)	(102,600)	(7,712)	(394,508)
Net appreciation		911,645		(137,944)

Ending balance	25,943	$2,154,218	22,487	$1,028,098

Contributions
Contributions to the Plan are made directly to the trust and shares are immediately purchased by the trust on the open market.

Administrative expenses
Administrative costs, including trustee fees and certain investment costs, are paid by the Company.

Withdrawals
Withdrawals are recorded when paid.

Use of estimates in the preparation of financial statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and benefit payments. Actual results could differ from those estimates.

3. Plan termination

During 2003, the management of Caterpillar Inc., the Plan sponsor, approved the termination of the Plan effective December 31, 2003. All assets were transferred from the Trust into individual brokerage accounts for the participants on January 15, 2004.

EXHIBIT C

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 2-43929, as amended) of Caterpillar Inc. of our report dated March 2, 2004 relating to the financial statements of the Caterpillar Foreign Services Employees' Stock Purchase Plan, which appear in this Form 11-K.

PricewaterhouseCoopers LLP
Peoria, Illinois
March 9, 2004